Exhibit 10.6

IRREVOCABLE VOTING PROXY

The undersigned hereby appoints Jesse Dobrinsky attorney and proxy, with full power of substitution, in the name and stead of the undersigned, to vote as proxy all of the shares of Series IV preferred stock, par value $1.00 per share, of CARGO CONNECTION LOGISTICS HOLDING, INC., a Florida corporation (the “Company”), owned by the undersigned, at any meeting of the stockholders of the Company, including any adjournments or postponements thereof or in any written consent in lieu thereof, in such manner as Mr. Dobrinsky may determine in his sole discretion.

The foregoing power of attorney is hereby declared to be irrevocable and to be a power coupled with an interest that shall survive the death, dissolution or incapacity of the undersigned.

This power of attorney and proxy shall expire five years from the date hereof.

Dated: March 26, 2008	TRIPLE CROWN CONSULTING, INC.
	By:	/s/ Ben Kaplan
Name: Ben Kaplan
Title: